EXHIBIT 23


February 6, 1996


Cotton States Life
Insurance Company
244 Perimeter Center Parkway, NE
Atlanta, Georgia 30346

    Re: Cotton States Life Insurance Company ("Company")

Gentlemen:

This opinion is given in connection with the filing by Company, a corporation organized and existing under the laws of the State of Georgia with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 ("Registration Statement") with respect to the common stock of Company ("Common Stock") to be issued under the Companys' 1995 Performance Share Awards Option Plan (the "Plan"). Shares are to be issued solely in accordance with the terms and conditions of the Plan.

In rendering this opinion, we have examined such corporate records and documents, including the Plan, as we have deemed relevant and necessary as the basis for the opinion set forth herein. Based upon the foregoing, it is our opinion that the shares of Company Common Stock included in the Registration Statement, when issued to the grantees pursuant to the Plan, have been duly authorized by all requisite actions on the part of Company and, upon payment the shares pursuant to the Plan, and the issuance of such shares, such shares will be validly issued, fully paid, and nonassessable under the Georgia Business Corporation Code.

We hereby consent to the use of this opinion and to the reference made to the firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. This opinion is not given in regard to any reoffer or resale of shares of Common Stock acquired pursuant to the Plan.

Sincerely,

PETERSON DILLARD YOUNG ASSELIN
POWELL & WILSON





                   Independent Auditors' Consent



The Board of Directors and Stockholders
Cotton States Life Insurance Company:

We consent to incorporation by reference in the Cotton States Life Insurance Company 1995 Performance Share Awards Plan Registration Statement on Form S-8 of our reports dated February 21, 1995, relating to the consolidated balance sheets of Cotton States Life Insurance Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows, and the related schedules for each of the years in the three-year period ended December 31, 1994, which reports appear or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of Cotton States Life Insurance Company.

As described in note 2 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for certain investment securities. As described in notes 5 and 6, effective January 1, 1993, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                KPMG Peat Marwick LLP

  Atlanta, Georgia
  February 6, 1996